Exhibit 1.2

PLACEMENT FACILITATION SUPPLEMENT

April 28, 2021

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

U.S.A.

J.P. Morgan Securities LLC
383 Madison Avenue

New York, New York 10179

U.S.A.

BTG Pactual US Capital, LLC
601 Lexington Avenue

New York, New York 10022

U.S.A.

Larraín Vial S.A. Corredora de Bolsa

Av. El Bosque Norte 0177, 3rd floor

Las Condes

Santiago, Chile, 7550100

As Representatives of the several Placement Agents

Ladies and Gentlemen:

Reference is made to the Dealer Manager, Placement Facilitation and Underwriting Agreement dated March 26, 2021 entered into by you and us (as amended from time to time, the “Dealer Manager, Placement Facilitation and Underwriting Agreement”). Unless otherwise defined in this Placement Facilitation Supplement, capitalized terms defined in the Dealer Manager, Placement Facilitation and Underwriting Agreement shall have the same meanings in this Placement Facilitation Supplement.

As contemplated by Section 2 of the Dealer Manager, Placement Facilitation and Underwriting Agreement, in consideration of the execution and delivery of the Dealer Manager, Placement Facilitation and Underwriting Agreement, and of the mutual covenants contained therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The Dealer Manager, Placement Facilitation and Underwriting Agreement is hereby supplemented by the following terms so that this Placement Facilitation Supplement shall form an integral part of the Dealer Manager, Placement Facilitation and Underwriting Agreement.

2.	The Placement Agents propose to facilitate the placement of an aggregate of 754,373 Placed Shares that are not otherwise subscribed for in the Rights Offering at a price to be determined pursuant to customary procedures for a remate in Chile on the Santiago Stock Exchange on the basis of the representations, warranties and agreements set forth in the Dealer Manager, Placement Facilitation and Underwriting Agreement and subject to the conditions set forth herein and in the Dealer Manager, Placement Facilitation and Underwriting Agreement. The time and date of any settlement of the Placed Shares is referred to herein and in the Dealer Manager, Placement Facilitation and Underwriting Agreement as the “Closing Date.”

3.	As used in the Dealer Manager, Placement Facilitation and Underwriting Agreement, “Applicable Time” means 10:00 a.m. New York City time on April 28, 2021; and “Disclosure Package” shall be deemed to include the free writing prospectus dated April 27, 2021 filed by the Company with the Commission on April 28, 2021.

4.	The Company represents and warrants to and agrees with the Placement Agents that this Placement Facilitation Supplement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation.

5.	This Placement Facilitation Supplement shall be governed by the laws of the State of New York. Section 15 of the Dealer Manager, Placement Facilitation and Underwriting Agreement shall apply to this Placement Facilitation Supplement mutatis mutandis as if set forth herein.

6.	This Placement Facilitation Supplement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Placement Facilitation Supplement by signing in the space provided below.

Very truly yours,

SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

By:	/s/ Ricardo Ramos
	Name:	Ricardo Ramos
	Title:	Chief Executive Officer

By:	/s/ Gerardo Illanes
	Name:	Gerardo Illanes
	Title:	Chief Financial Officer

For themselves and on behalf of the

several Placement Agents.

BOFA SECURITIES, INC.

By:	/s/ Matias Santa Cruz
Name: Matias Santa Cruz
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Alejandra Fernandez
Name: Alejandra Fernandez
Title: Executive Director

BTG PACTUAL US CAPITAL, LLC

By:	/s/ Nandikesh Anilkumar Dixit
Name: Nandikesh Anilkumar Dixit
Title: Attorney-in-fact

LARRAÍN VIAL S.A. CORREDORA DE BOLSA

By:	/s/ Andrés Trivelli
Name: Anrés Trivelli
Title: Chief Executive Officer

LARRAÍN VIAL S.A. CORREDORA DE BOLSA

By:	/s/ Claudio Larraín
Name: Claudio Larraín
Title: Managing Director